Exhibit 99.1
Contact: Mark J. grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Declares $12.50 Quarterly Cash Dividend
On Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Walla Walla, WA – April 27, 2012 – Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced its Board of Directors declared a regular quarterly cash dividend of $12.50 per share on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  The dividend is payable May 15, 2012, to preferred shareholders of record on May 8, 2012.

About the Company

Banner Corporation is a $4.2 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.